AMENDMENT TO AGREEMENT AND PLAN OF REORGANIZATION


         THIS AMENDMENT made this 17th day of July, 1995 by and among LMI ACQUISITION CORP., a Delaware corporation (hereinafter "Acquiror"), GOLD COAST FINANCE, INC., a Florida corporation (hereinafter "Acquiree"), and ROBERTA MARGOLIS, an individual residing at 505 Isle of Capri, Ft. Lauderdale, Florida 33316, STEVEN MARGOLIS, an individual residing at 505 Isle of Capri, Ft. Lauderdale, Florida 33316, and MARK MARGOLIS, an individual residing at 6855 N.W. 74th Court, Parkland, Florida 33067, (hereinafter individually, each a "Shareholder" and collectively, the "Shareholders").

         WHEREAS, Acquiror, Acquiree and Shareholders entered into an Agreement and Plan of Reorganization dated May 15, 1995 (the "Agreement"); and

         WHEREAS, the parties to the Agreement now desire to amend the Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants and the agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

         1. Section 8.2 of the Agreement is hereby deleted in its entirety and the following Section 8.2 is inserted in its place:

            "8.2 Equity Funding. Acquiror will use its best efforts to raise a minimum of $800,000 (or such lesser amount as provided in this section) or maximum of $2,300,000 ('Equity Funding') of net proceeds from the proposed issuance of convertible preferred stock and Common Stock. No more than 1,000,000 shares of Common Stock shall be issued or reserved for issuance in connection with the offering and the per share price of Common Stock shall be no less than $3.00 a share. Any preferred stock sold shall bear a per annum dividend rate of no greater than 10-3/4%. In the event that one or more of


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            the debt holders listed on Schedule 9.12 elects to
            convert his or her debt into Preferred Stock at the closing, then the Equity Funding requirements shall be reduced by the amount of debt converted pursuant to Section 9.12."

         2. Section 8.3 of the Agreement is hereby deleted in its entirety and the following Section 8.3 is inserted in its place:

            "8.3 Surrender of Shares. The Historic Acquiror Stockholders shall have 1,000,000 shares of Acquiror Common Stock as of the Closing Date. Provided that a minimum of $800,000 (or such lesser sum permitted by Section 8.2) of the Equity Funding has been raised as of the Closing, they will retain 266,666 shares of the Acquiror's Common Stock. As of the 'Final Closing Date' of the Equity Funding, the Historic Acquiror Stockholders will surrender to Acquiror for cancellation a pro-rata portion of their 733,334 shares, if any, based upon the extent to which the additional $1,500,000 (or such lesser sum as permitted by Section 8.2) of Equity Funding is not raised by the Final Closing Date. For the purposes of this provision, 'Final Closing Date' shall be within ninety (90) days from the Closing Date."

         3. Section 9.7 of the Agreement is hereby deleted in its entirety and the following Section 9.7 is inserted in its place:

            "9.7 Acquiror shall close on a certain $5,000,000 premium finance contract purchase and servicing agreement with First Western Bank or such other bank acceptable to the parties and upon the terms and

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

            conditions acceptable to the parties (the 'Purchase and Servicing Agreement')."

         4. Section 10.11 of the Agreement is hereby deleted in its entirety and the following Section 10.11 is inserted in its place:

            "10.11 Acquiror shall close on the Purchase and Servicing Agreement."

         5. Section 12(d) of the Agreement is hereby deleted in its entirety and the following Section 12(d) is inserted in its place:

            "This Agreement may be terminated by Acquiree and Shareholders in the event that the $800,000 minimum of the Equity Funding has not been raised within a period of twenty-one (21) days from the date that Acquiror shall obtain the Insurance Department Approvals."

         6. Section 15.4 of the Agreement is hereby deleted in its entirety and the following Section 15.4 is inserted in its place:

            "15.4 Expenses. Except as otherwise provided herein, the parties hereto shall each pay their respective expenses and costs incurred or to be incurred by them in negotiating and preparing this Plan of Reorganization and in closing and carrying out the transactions contemplated by this Plan of Reorganization, including, without limitation, all of their attorney's fees and accounting fees.

              Legal fees and other fees and expenses in connection
            with the obtaining of the Purchase and Servicing
            Agreement, as well as fees and expenses of


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            obtaining the Insurance Department Approvals shall be
            borne by Acquiror."

         7. The Agreement is hereby ratified and confirmed in all other respects.

         IN WITNESS WHEREOF, this Amendment has been executed by the duly authorized representatives of the parties hereto on the day and year first above written.



Attest:                              LMI ACQUISITION CORP.


______________________________ By:___________________________


Attest:                              GOLD COAST FINANCE, INC.

______________________________ By:___________________________


                                     SHAREHOLDERS:



Witness:______________________ ______________________________



Witness:______________________ ______________________________



Witness:______________________ ______________________________


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